SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8‑K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT - September 13, 2017
(Date of Earliest Event Reported)

AK STEEL HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Commission File No. 1-13696

Delaware	31-1401455
(State of Incorporation)	(I.R.S. Employer Identification No.)

9227 Centre Pointe Drive West Chester, OH	45069
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (513) 425-5000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.    Emerging growth company ❑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ❑
Item 1.01     Entry into Material Definitive Agreement.

On September 13, 2017, AK Steel Corporation (the “Company”) entered into an amended and restated $1.35 billion, five-year senior secured revolving credit facility (the “Amended and Restated Credit Facility”), which includes a $1.285 billion asset-based revolving facility and a $65.0 million “first-in, last-out” asset-based facility (the “FILO Facility”). The Amended and Restated Credit Facility, which matures on September 13, 2022, is governed by a Second Amended and Restated Loan and Security Agreement with Bank of America, N.A., as Agent, JPMorgan Chase Bank, N.A. and Wells Fargo Capital Finance, LLC, as Co-Syndication Agents, Deutsche Bank Securities Inc. and Fifth Third Bank as Co-Documentation Agents, Bank of America, N.A., JPMorgan Chase Bank, N.A. and Wells Fargo Capital Finance, LLC, as Joint Lead Arrangers and Co-Book Managers, and certain financial institutions, as lenders (the “Loan and Security Agreement”).  The Amended and Restated Credit Facility includes a $100.0 million swingline sublimit and a $300.0 million letter of credit sublimit. The Loan and Security Agreement also provides that, under certain circumstances, at the Company’s request, the Amended and Restated Credit Facility’s revolving credit line may be increased by up to $400.0 million, up to $100 million of which may be incurred under a foreign incremental revolving credit facility by subsidiaries of the Borrower organized under the laws of Canada, England and Wales, the Netherlands or Germany.  The Company will use borrowings under the Amended and Restated Credit Facility for working capital and general corporate purposes. All loans outstanding under the Company’s existing credit facility, governed by an Amended and Restated Loan and Security Agreement, dated as of March 17, 2014, by and among the Company, certain subsidiaries of the Company, the lenders party thereto, and Bank of America, N.A., as Agent, immediately prior to the closing of the Amended and Restated Credit Facility were converted into loans under the Amended and Restated Credit Facility.

The Company’s obligations under the Amended and Restated Credit Facility are secured by the inventory and accounts receivable of the Company and certain of its subsidiaries and are guaranteed by its parent company, AK Steel Holding Corporation (“AK Holding”) and certain of its subsidiaries.  Availability of borrowings under the Amended and Restated Credit Facility from time to time is subject to a borrowing base calculation based upon a valuation of the Company’s eligible inventories (including raw materials, finished and semi-finished goods, work-in-process inventory, and in-transit inventory) and eligible accounts receivable, each multiplied by an applicable advance rate (with the FILO Facility utilizing a higher advance rate, which provides a higher level of availability).  In addition, availability of borrowings is reduced in an amount equal to the Company’s outstanding letters of credit.  Borrowings under the Amended and Restated Credit Facility will bear interest at a base rate or, at the Company’s option, LIBOR, plus an additional interest rate margin that is determined by the average daily availability of borrowings under the Amended and Restated Credit Facility.  The additional interest rate margin for revolver borrowings (i.e., non-FILO Facility borrowings) ranges from 0.25% to 0.50% per annum in the case of base rate borrowings and from 1.25% to 1.50% per annum in the case of LIBOR borrowings. For borrowings under the FILO Facility, the additional interest rate margin ranges from 1.25% to 1.50% per annum in the case of base rate borrowings and from 2.25% to 2.50% per annum in the case of LIBOR borrowings.  In addition, the Company will pay a commitment fee on the undrawn commitments under the Amended and Restated Credit Facility from time to time according to the average daily balance of borrowings (which balance also will include outstanding letters of credit) under the Amended and Restated Credit Facility during any month.  This commitment fee on undrawn commitments applies at a rate ranging from of 0.25% to 0.35% per annum. The Loan and Security Agreement contains representations and warranties, affirmative and negative covenants, and events of default (applicable to the Company, AK Holding and certain of its subsidiaries) that are customary for credit agreements of this type.

The foregoing description does not constitute a complete summary of the Amended and Restated Credit Facility and is qualified by reference in its entirety to the full text of the Loan and Security Agreement, a copy of which will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures required by this Item 2.03 are contained in Item 1.01 above and are incorporated as if fully restated herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AK STEEL HOLDING CORPORATION

By: /s/ Joseph C. Alter
    Joseph C. Alter
    Corporate Secretary

Dated: September 15, 2017